Exhibit 10.4

AMENDMENT #1 TO

KONA GRILL, INC.

2012 STOCK AWARD PLAN

STOCK OPTION AGREEMENTS

This Amendment #1 to the Kona Grill, Inc. 2012 Stock Award Plan Stock Option Agreements is made between Kona Grill, Inc., a Delaware corporation (the “Company”) and Berke Bakay (the “Optionee”) is entered into effective as of September 4, 2018.

Recitals

WHEREAS, the Company and the Optionee entered into Employment Agreements dated as of February 5, 2015 (the “2015 Employment Agreement”) and March 1, 2018 (the “2018 Employment Agreements”, and collectively with the 2015 Employment Agreement, the “Employment Agreements”);

WHEREAS, Section 5.3 of the Employment Agreements provide that the vesting schedule shall be accelerated for certain events as provided therein and that any stock option agreements relating to grants of Options shall provide for such acceleration of vesting;

WHEREAS, the Company and the Optionee entered into Stock Option Agreements on each of

February 6, 2014, February 5, 2015, February 24, 2016, February 23, 2017 and February 8, 2018 (collectively, the “Stock Option Agreements”);

WHEREAS, the Stock Option Agreements did not provide for the provisions as required by Section 5.3 of the Employment Agreements; and

WHEREAS, the parties now desire to amend each Stock Option Agreement to provide for the provisions as required by Section 5.3 of the Employment Agreements;

NOW, THEREFORE, the parties hereby agree as follows:

1.        Stock Option Agreements. Except as amended otherwise herein, the terms of each of the Stock Option Agreements shall remain in effect and are not otherwise amended or revised.

2.        Amendment of Stock Option Agreements – Defined Terms. The first sentence of each Stock Option Agreement shall be amended and restated to state:

“Unless otherwise defined herein, the terms defined in the Kona Grill 2012 Stock Award Plan (the “Plan”) and that certain employment agreement by and between the Company and the Optionee shall have the same defined meanings in this Stock Option Agreement.”

3.        Amendment of Stock Option Agreements – Vesting Acceleration. Section I of each such Stock Option Agreement shall be amended to include the following provisions following the section titled “Vesting Schedule”:

“A.      Termination without Cause/ For Good Reason- Upon the occurrence of termination of Optionee without Cause or if Optionee terminates the 2018 Employment Agreement for Good Reason under during the term of the 2018 Employment Agreement, all unvested Options scheduled to vest over a period of twelve (12) months following the date of termination shall immediately vest and be immediately exercisable.

B.      Termination following expiration of Employment Agreement- After the two year term of the 2018 Employment Agreement expires, to the extent Optionee is terminated without Cause or the Optionee terminates for Good Reason all unvested Options shall immediately vest and be immediately exercisable.

C.      Acceleration upon a Change of Control-      Upon the occurrence of a Change of Control, all unvested Options shall immediately vest and be immediately exercisable.”

4.         Amendment of February 8, 2018 Stock Option Agreement. Section I of the February 8, 2018 Stock Option Agreement shall also be amended to include the following section following the provision included in Section 3A above:

“Notwithstanding the foregoing, if any such termination without Cause or for Good Reason occurs before March 1, 2019, all unvested Stock Options scheduled to vest over a period of twenty-four (24) months following the date of termination shall immediately vest and be immediately exercisable.”

IN WITNESS WHEREOF, the Optionee has hereunto set the Optionee’s hand and the Company has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written.

KONA GRILL, INC. By: /s/ Richard J. Hauser Richard J. Hauser, Chairman of the Compensation Committee of the Board of Directors OPTIONEE: By: /s/ Berke Bakay Berke Bakay

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